PROSPECT CAPITAL CORPORATION
CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:    The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND:    The sole party to the Articles is Prospect Capital Corporation, a Maryland corporation (the “Corporation”).

THIRD:    The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on August 3, 2020.

FOURTH:    Section 2(1)(a) of the Articles as previously filed with the SDAT is set forth below:

40,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series A”, par value $0.001 per share (the “Series A Shares”).

FIFTH:    Section 2(1)(a) of the Articles as corrected hereby is set forth below:

40,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series A1”, par value $0.001 per share (the “Series A Shares”).

SIXTH:    The undersigned officer acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of October, 2020.

ATTEST:                    PROSPECT CAPITAL CORPORATION

/s/ Kristin Van Dask                By: M. Grier Eliasek
Name: Kristin Van Dask             Name: M. Grier Eliasek
Title: Secretary                Title: President